Exhibit 99.1
Press Release Dated January 23, 2013

NEWS RELEASE
January 23, 2013

Farmers Capital Bank Corporation Announces Fourth Quarter Earnings
Nonperforming Assets Decline 9.1% During Quarter;
Termination of Regulatory Agreement at Bank Subsidiary

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $2.6 million or $.28 per common share for the quarter ended December 31, 2012. This represents a decrease of $489 thousand or $.07 per common share compared to the linked quarter and an improvement of $1.4 million or $.18 per common share compared to the fourth quarter a year ago. Net income was $12.1 million or $1.37 per common share for the twelve months ended December 31, 2012, an increase of $9.4 million and $1.26, respectively, compared to the year ended December 31, 2011.

“We continue to make strides improving the Company’s overall financial condition and profitability”, says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Nonperforming loans, while still elevated, are down 23% for the quarter and are now at their lowest point since the third quarter of 2009. Nonaccrual loans decreased 36% during the quarter. Our holding of repossessed real estate has increased, but we are also experiencing favorable selling opportunities for many of these properties,” Mr. Hillard continues. “Net interest income improved in the quarter as certain components of higher rate debt matured or have repriced to a lower rate. Quality loan demand remains an issue, but the credit quality of our loan portfolio continues to improve.”

Today the Company received written notification from the Federal Reserve Bank of St. Louis and the Kentucky Department of Financial Institutions that, as a result of their recent examination, the Memorandum of Understanding entered into with its largest bank subsidiary (Farmers Bank and Capital Trust Company) in November of 2009 has been terminated effective immediately. “Termination of the Memorandum of Understanding at Farmers Bank further illustrates progress toward our goal of improving the financial condition of the Company”, states Mr. Hillard. “We are pleased to receive this notification, but are not satisfied. Our focus remains on continual improvement and the eventual removal of the remaining regulatory agreements at other entities within our Company.”

A summary of nonperforming assets is as follows for the periods indicated.

(In thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Nonaccrual loans	$27,408	$43,150	$54,598	$61,358	$59,755
Loans 90 days or more past due and still accruing	103	28	29	50	1
Restructured loans	26,349	26,449	17,540	17,551	19,125
Total nonperforming loans	53,860	69,627	72,167	78,959	78,881

Other real estate owned	52,562	47,480	39,566	41,750	38,157
Other foreclosed assets	-	-	16	36	36
Total nonperforming assets	$106,422	$117,107	$111,749	$120,745	$117,074

Ratio of total nonperforming loans to total loans (net of unearned income)	5.4%	6.8%	6.9%	7.5%	7.4%
Ratio of total nonperforming assets to total assets	5.9	6.3	6.0	6.4	6.2

Farmers Capital Bank Corporation  *  Page 1 of 7

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned is as follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at September 30, 2012	$43,150	$26,449	$47,480
Loans placed on nonaccrual status	1,106	(72)	-
Loans restructured	(38)	38	-
Principal paydowns	(2,929)	(66)	-
Transfers to other real estate owned	(12,069)	-	12,211
Charge-offs/write-downs	(1,647)	-	(1,558)
Reclassified to performing status	(165)	-	-
Proceeds from sales	-	-	(5,488)
Net loss on sales	-	-	(83)
Balance at December 31, 2012	$27,408	$26,349	$52,562

The more significant changes to nonperforming assets during the current quarter include the transfer of $12.1 million of collateral previously securing nonaccrual loans to other real estate owned. There were six larger-balance nonaccrual credits totaling $11.1 million that moved to other real estate owned during the quarter as a result of repossession, including four related to real estate development properties totaling $7.3 million, one related to commercial real estate of $2.9 million, and one group of related residential properties totaling $911 thousand. The Company received principal payments on nonaccrual loans of $2.9 million during the quarter and received proceeds of $5.5 million on the sale of other real estate.

The allowance for loan losses was $24.4 million or 2.43% of loans (net of unearned income) outstanding at December 31, 2012. At September 30, 2012 and year-end 2011, the allowance for loan losses was $25.1 million or 2.47% of net loans outstanding and $28.3 million or 2.64% of net loans outstanding, respectively. Net loan charge-offs were $1.4 million and $1.7 million in the current three months and linked quarter, respectively. This represents a decrease of $303 thousand or 17.7%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .14% and .17% in the current and linked quarters, respectively.

Fourth Quarter 2012 Compared to Third Quarter 2012

•
Net income was $2.6 million or $.28 per common share for the current quarter, a decrease of $489 thousand or $.07 per common share compared to the linked quarter. The decrease in net income in the comparison resulted primarily from a $966 thousand increase in the provision for loan losses, partially offset by an increase in net interest income of $256 thousand or 2.0% and a decrease in income tax expense of $438 thousand or 41.7%.

•
While the overall credit quality of the Company’s loan portfolio continues to improve, the provision for loan losses increased in the linked quarter comparison primarily due to adding $1.4 million in specific reserves related to a group of loans secured by individual condominium units with the same borrower. This credit, which had previously been identified as impaired, had an outstanding principal balance at year-end 2012 of $8.6 million.

•
Nonperforming loans, loans past due 30-89 days, and watch list loans decreased in the quarterly comparison. Historical loss rates, adjusted for current risk factors, have also improved as lower recent charge-off activity has replaced the higher levels that spiked upward starting in 2009 and are beginning to roll out of the Company’s three-year look-back period used when evaluating the allowance for loan losses.

•
The $256 thousand or 2.0% increase in net interest income was driven mainly by lower interest expense of $687 thousand or 15.2%, which offset a decrease in interest income of $431 thousand or 2.5%. The decrease in interest expense is primarily due to the payment of $50.0 million of scheduled debt maturities related to the Company’s 2007 balance sheet leverage transaction combined with the downward repricing of $23.2 million of subordinated debt, each of which occurred during the current quarter. Interest on the subordinated debt was previously fixed at 6.60% prior to converting to a floating rate of three-month LIBOR plus 132 basis points.

•
Interest expense on deposits decreased $222 thousand or 10.4% mainly as a result of the overall low interest rate environment, primarily where higher-rate time deposits have continued to reprice downward. The $431 thousand or 2.5% decrease in interest income is mainly driven by a lower average balance outstanding on investment securities and loans.

Farmers Capital Bank Corporation  *  Page 2 of 7

•
Net interest margin was 3.22% for the current quarter, an increase of nine basis points compared to 3.13% in the linked quarter. Net interest spread was 3.02%, an increase of 11 basis points compared to 2.91% in the linked quarter.

•	Noninterest income decreased $118 thousand or 1.9% made up of relatively small declines over a broad range of categories.
•
Noninterest expense increased $99 thousand or 0.6%, led by an increase in expenses related to repossessed real estate of $504 thousand or 32.9% and salaries and employee benefits of $172 thousand or 2.5%. All other noninterest expenses decreased $577 thousand or 8.5%.

•
The $504 thousand increase in expenses related to repossessed real estate is due to an increase in impairment charges. The decrease in all other noninterest expense is due mainly to the write-down to fair value of $260 thousand recorded in the prior quarter of a property that was reclassified from bank premises to other real estate. There was no similar expense for the current quarter.

•
Income tax expense was $613 thousand for the current quarter, a decrease of $438 thousand or 41.7% compared to the linked quarter. The effective income tax rates were 19.1% and 25.4% for the current and linked quarter, respectively.

Fourth Quarter 2012 Compared to Fourth Quarter 2011

•
Net income was $2.6 million or $.28 per common share for the current quarter, an increase of $1.4 million or $.18 per common share compared to the fourth quarter a year earlier. The increase in net income was mainly driven by a $2.6 million or 78.4% decrease in the provision for loan losses, partially offset by an overall increase in noninterest expenses of $702 thousand or 4.8% and higher income tax expense of $1.2 million. Net interest income increased $519 thousand or 4.1%.

•
The $2.6 million or 78.4% decrease in the provision for loan losses is attributed to an overall improvement in the credit quality of the loan portfolio and a decrease in loan balances outstanding. Nonperforming loans, loans past due 30-89 days, and watch list loans all decreased in the comparable periods. Historical loss rates, adjusted for current risk factors, have also improved as lower recent charge-off activity has replaced the higher levels that spiked upward starting in 2009 and are beginning to roll out of the Company’s three-year look-back period used when evaluating the allowance for loan losses.

•
The $702 thousand or 4.8% increase in noninterest expense is primarily attributed to higher expenses associated with repossessed real estate in the amount of $864 thousand or 73.8% and salaries and employee benefits of $486 thousand or 7.2%. The increase in expenses for repossessed real estate is driven by higher impairment charges of $1.1 million and relate to a higher volume of repossessed properties. Salaries and employee benefits are up mainly as a result of a higher headcount, including additions in credit administration and nonperforming asset management positions that occurred in early 2012, and modest annual employee pay increases.

•
All other noninterest expenses decreased by $648 thousand or 9.4%, net. The decline was driven mainly by a $410 thousand decrease in assorted costs related to nonperforming loans and the receipt of $186 thousand as partial reimbursement related to a deposit fraud loss. Other noninterest expense decreases were made up of relatively small amounts spread over numerous line item categories.

•
Income tax expense was $613 thousand for the current quarter, with an effective income tax rate of 19.1%. The Company recorded an income tax benefit of $580 thousand for the same quarter a year earlier.

•
The $519 thousand or 4.1% increase in net interest income was driven by lower interest expense of $1.9 million or 33.5%, which offset a decrease in interest income of $1.4 million or 7.6%. The decrease in interest expense was driven mainly by a decline in interest expense on deposits of $1.3 million or 40.3%. The decrease in interest expense on deposits primarily reflects the downward repricing of higher-rate time deposits in a continuing low interest rate environment. A decrease in average time deposits outstanding of $111 million or 16.8% also contributed to the lower interest expense.

•
Interest expense also decreased as a result of the payment of $50.0 million of scheduled debt maturities related to the Company’s 2007 balance sheet leverage transaction and the downward repricing of $23.2 million of subordinated debt, each of which occurred during the current quarter. Interest on the subordinated debt was previously fixed at 6.60% prior to converting to a floating rate of three-month LIBOR plus 132 basis points.

Farmers Capital Bank Corporation  *  Page 3 of 7

•
The $1.4 million or 7.6% decrease in interest income was mainly driven by a lower average balance outstanding related to loans. Interest income on investment securities declined due to both rate and volume declines in the comparable periods.

•	Net interest margin was 3.22% for the current quarter, an increase of 26 basis points from 2.96% in the fourth quarter a year ago. Net interest spread was 3.02%, up 30 basis points compared to 2.72%.

Twelve-month Comparison

•
Net income was $12.1 million or $1.37 per common share for the twelve months ended December 31, 2012, an increase of $9.4 million and $1.26, respectively, compared to 2011. The increase in net income compared to a year ago is primarily due to decreases in the provision for loan losses and noninterest expenses of $10.7 million or 79.4% and $2.7 million or 4.3%, respectively, partially offset by an increase in income tax expense of $3.6 million. Net interest income decreased $715 thousand or 1.3%.

•
The $10.7 million decrease in the provision for loan losses is attributed to an overall improvement in the credit quality of the loan portfolio and a decrease in loan balances outstanding. Nonperforming loans, loans past due 30-89 days, and watch list loans all decreased in the comparable periods. Historical loss rates, adjusted for current risk factors, have also improved as lower recent charge-off activity has replaced the higher levels that spiked upward starting in 2009 and are beginning to roll out of the Company’s three-year look-back period used when evaluating the allowance for loan losses.

•
The $2.7 million or 4.3% decrease in noninterest expenses in the yearly comparison is made up primarily by a $2.1 million or 28.9% decrease in expenses associated with repossessed real estate, a $514 thousand decrease related to a deposit fraud loss recorded in the prior year (net of a $186 thousand recovery), a $365 thousand or 7.9% decrease in data processing and communications expense, and a $258 thousand or 8.8% decrease in deposit insurance expense. Partially offsetting these noninterest expense decreases was an increase in salaries and employee benefits of $1.2 million or 4.5%.

•
The $2.1 million decrease in expenses related to repossessed real estate is mainly due to a $1.7 million or 30.9% decline in impairment charges. The $514 thousand deposit fraud loss relates to a transaction on a deposit account involving one of the Company’s customers that occurred during the first quarter of 2011. Data processing and communications expenses decreased $365 thousand mainly as a result of costs savings related to the winding down of the Company’s contract with the Commonwealth of Kentucky as well as an agreement the Company announced during the first quarter to reduce its debit card processing expenses during 2012 and 2013.

•
The $258 thousand decrease in deposit insurance expense is mainly attributed to the change in the FDIC’s assessment base and rate structure that went into effect during the second quarter of 2011. Salaries and employee benefits increased $1.2 million in the comparison mainly as a result of a larger workforce, including additions in credit administration and nonperforming asset management positions in early 2012, higher postretirement benefits expenses, and modest annual employee pay increases.

•	Income tax expense was $2.9 million 2012, which results in an effective income tax rate of 19.3%. The Company recorded an income tax benefit of $647 thousand for 2011.
•
The $715 thousand decrease in net interest income is made up of a $7.1 million or 9.1% decrease in interest income partially offset by lower interest expense of $6.4 million or 26.0%. The decrease in interest income is mainly related to lower interest on loans of $5.8 million or 9.5%, which has decreased as a result of lower average balances outstanding and a low interest rate environment. The decrease in interest expense is primarily related to lower interest expense on deposits of $5.2 million or 36.2%, which has decreased mainly from the Company’s continuing efforts to reduce higher-rate time deposits. Interest expense also decreased to a lesser extent due to a lower average balance outstanding of long-term debt, which resulted from scheduled principal repayments.

•	Net interest margin was 3.18% for 2012, up nine basis points compared to 3.09% for 2011. Net interest spread was 2.96%, up 12 basis points compared to 2.84%.

Farmers Capital Bank Corporation  *  Page 4 of 7

Balance Sheet

•
Total assets were $1.8 billion at year-end 2012, a decrease of $47.8 million or 2.6% from September 30, 2012. The decrease in assets is primarily attributed to a decline in investment securities, cash and cash equivalents, and loans (net of unearned income and allowance) of $27.5 million or 4.6%, $14.4 million or 13.0%, and $12.6 million or 1.3%, respectively. Other real estate owned increased $5.1 million or 10.7%.

•
The decrease in earning assets during the quarter was driven by the Company’s $50.0 million scheduled payment of borrowings related to the 2007 balance sheet leverage transaction. The Company began reinvesting some of the cash inflows from securities and loan transactions into short-term cash and cash equivalents during the third quarter in preparation of making the scheduled payment during the month of November.

•
The $5.1 million increase in other real estate owned was driven by the repossession of properties totaling $12.2 million that previously served as collateral to financially troubled borrowers. The Company sold repossessed property of $5.6 million and recorded impairment charges of $1.6 million during the quarter.

•
Repossessed property totaling $12.2 million added during the quarter includes $11.1 million that previously secured six larger-balance nonaccrual credits. Of these six credits, four relate to real estate development properties totaling $7.3 million, one represents commercial real estate of $2.9 million, and one represents a group of related residential properties totaling $911 thousand.

•
Maturities and other amounts received from investment securities transactions provided funds for the payment of long-term borrowings that matured in the current quarter.  As discussed above, the Company reinvested a part of the cash inflows from securities transactions into short-term cash and cash equivalents in order to have sufficient liquidity to repay the $50.0 million of outstanding borrowings that matured during the current quarter related to the balance sheet leverage transaction initiated during 2007.

•
The decrease in loans reflects the lack of high quality loan demand sought by the Company as it continues a cautious and measured approach to new lending while working to reduce its high level of nonperforming assets.

•	Total deposits increased $6.8 million or 0.5% in the linked quarter comparison, primarily driven by higher noninterest bearing balances of $6.1 million or 2.4%.
•
Short-term borrowings decreased $1.7 million or 6.4% primarily related to short-term repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings decreased $51.1 million or 22.3%, driven by the $50.0 million principal payment related to the leverage transaction discussed above.

•
The allowance for loan losses was 2.43% of loans outstanding (net of unearned income) at December 31, 2012, a decrease of four basis points compared to 2.47% at September 30, 2012. Net charge-offs were $1.4 million and $1.7 million for the current and linked quarters, respectively. This represents a decrease of $303 thousand or 17.7%. The ratio of nonperforming loans to loans outstanding (net of unearned income) was 5.4% at December 31, 2012, an improvement of 148 basis points compared to 6.8% at September 30, 2012. The decrease was driven by the reduction in nonaccrual loans of $15.7 million or 36.5%.

•
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with their regulatory agencies.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation  *  Page 5 of 7

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation  *  Page 6 of 7

 Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest income	$17,147	$17,578	$18,555	$71,222	$78,349
Interest expense	3,824	4,511	5,751	18,258	24,670
Net interest income	13,323	13,067	12,804	52,964	53,679
Provision for loan losses	710	(256)	3,286	2,772	13,487
Net interest income after provision for loan losses	12,613	13,323	9,518	50,192	40,192
Noninterest income	6,048	6,166	5,898	24,654	24,391
Noninterest expenses	15,446	15,347	14,744	59,787	62,492
Income before income tax expense	3,215	4,142	672	15,059	2,091
Income tax expense (benefit)	613	1,051	(580)	2,910	(647)
Net income	$2,602	$3,091	$1,252	$12,149	$2,738

Net income	$2,602	$3,091	$1,252	$12,149	$2,738
Less preferred stock dividends and discount accretion	483	481	477	1,922	1,896
Net income available to common shareholders	$2,119	$2,610	$775	$10,227	$842

Basic and diluted net income per common share	$.28	$.35	$.10	$1.37	$.11

Averages
Loans, net of unearned interest	$1,011,204	$1,032,914	$1,084,839	$1,035,959	$1,130,273
Total assets	1,877,016	1,886,412	1,934,320	1,891,359	1,945,362
Deposits	1,414,894	1,407,895	1,448,496	1,419,787	1,456,644
Shareholders’ equity	168,969	166,722	156,613	164,606	154,560

Weighted average common shares outstanding – basic and diluted	7,466	7,461	7,437	7,457	7,424

Return on average assets	.55%	.65%	.26%	.64%	.14%
Return on average equity	6.13%	7.38%	3.17%	7.38%	1.77%

	December 31, 2012	September 30, 2012	December 31, 2011
Cash and cash equivalents	$95,855	$110,218	$94,309
Investment securities	573,928	601,431	598,694
Loans, net of allowance of $24,445, $25,144, and $28,264	980,550	993,167	1,043,844
Other assets	156,899	150,166	146,743
Total assets	$1,807,232	$1,854,982	$1,883,590

Deposits	$1,410,810	$1,403,991	$1,435,065
Federal funds purchased and other short-term borrowings	24,083	25,740	27,022
Other borrowings	178,267	229,350	239,664
Other liabilities	26,051	27,223	24,782
Total liabilities	1,639,211	1,686,304	1,726,533

Shareholders’ equity	168,021	168,678	157,057
Total liabilities and shareholders’ equity	$1,807,232	$1,854,982	$1,883,590

End of period tangible book value per common share1	$18.35	$18.43	$16.86
End of period common share value	12.25	10.50	4.49

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation  *  Page 7 of 7